NORTHWESTERN MUTUAL SERIES FUND, INC.

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

February 24, 2011

Mason Street Advisors, LLC

720 East Wisconsin Avenue

Milwaukee, WI 53202

Re:	Agreement to Waive Mason Street Advisors, LLC Investment Advisory Fees Relating to the International Equity Portfolio

Gentlemen:

This letter constitutes an agreement between Mason Street Advisors, LLC (“MSA”) and Northwestern Mutual Series Fund, Inc. (“NMSF”) by and between each of the parties hereto regarding the Investment Advisory Fee for the International Equity Portfolio (“Portfolio”). MSA agrees to waive its Investment Advisory Fee through April 30, 2012 (unless renewed by the parties hereto), such that its management fee is as follows:

Assets	Fee
Up to $50 million	0.80%
$50 million - $1 billion	0.60%
$1 billion - $1.5 billion	0.58%
Excess over $1.5 billion	0.51%

Very truly yours,

NORTHWESTERN MUTUAL SERIES FUND, INC.

By:	/s/ KATE FLEMING
Name:	Kate Fleming
Title:	Vice President

Agreed to and accepted:

MASON STREET ADVISORS, LLC

By:	/s/ JEFFERSPM DEANGELIS
Name:	Jefferson DeAngelis
Title:	President